                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)        February 8, 1999
                                                --------------------------------


                          GAMETECH INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware                             0-23401                    33-0612983
--------------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION OF     (COMMISSION FILE          (IRS EMPLOYER
INCORPORATION)                      NUMBER)                  IDENTIFICATION NO.)

2209 W. 1ST STREET, SUITE 113, TEMPE, ARIZONA                  85281
--------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE            (602) 804-1101
                                                  ------------------------------



                                 NOT APPLICABLE.
--------------------------------------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

Item 2.           Acquisition or Disposition of Assets.

                  Effective February 8, 1999, GameTech International, Inc. ("GameTech" or the "Company") acquired (the "Acquisition") all of the outstanding capital stock of Bingo Technologies Corporation, a privately held company specializing in electronic bingo systems ("Bingo Technologies"). The Acquisition was consummated in accordance with the terms of a Stock Purchase Agreement among the Company, Bingo Technologies and the stockholders of Bingo Technologies, dated as of February 8, 1999 (the "Agreement").

                  The aggregate consideration paid by the Company in connection with the Acquisition was approximately $19.5 million, comprised of $8,817,994 cash, 1,866,938 unregistered shares of GameTech Common Stock and an aggregate of $4,624,333 in unsecured promissory notes. Of these amounts, $1,952,211 cash and 373,387 shares of GameTech Common Stock were placed in escrow to secure certain indemnification obligations of the Bingo Technologies shareholders.

                  The aggregate consideration paid in the Acquisition was determined through arm's-length negotiations between representatives of the Company and Bingo Technologies. Neither GameTech nor, to the knowledge of GameTech, any affiliate, director or officer of GameTech, had any material relationship with Bingo Technologies prior to the Acquisition.

                  In connection with Acquisition, the parties entered into certain ancillary documents, including, without limitation, executive employment agreements and noncompetition agreements with Gerald Novotny, Keith Novotny and John Larsen, the Chairman and Chief Executive Officer, Chief Operating Officer and President, respectively, of Bingo Technologies. Gerald Novotny, Keith Novotny and John Larsen have also joined the Board of Directors of GameTech.

                  The assets of Bingo Technologies principally consisted of certain inventories valued by the parties as of January 31, 1999, at approximately $120,000; trade receivables of $1.3 million; fixed assets net of accumulated depreciation of $ 6.5 million; and goodwill and intangible assets of $ 1.5 million. Following the Acquisition, GameTech intends to continue to operate Bingo Technologies in substantially the same manner as it was operated prior to the Acquisition.

                  Related liabilities of Bingo Technologies assumed by GameTech include $1.1 million of accounts payable and accrued expenses, $4.7 million of short term debt, $800,000 of income taxes payable and $320,000 capital lease obligations.

                  GameTech funded the $8,817,994 aggregate cash consideration paid in connection with the Acquisition with available cash and cash equivalents.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

                  Pursuant to Item 7 (A) (4) of Form 8-K, all required historical financial statements of Bingo Technologies and all required pro forma financial statements are being filed in this Amendment No. 1.

                  The unaudited pro forma consolidated financial information of the Company, included in Item 7 (b) of this Form 8-K/A, is based on and should be read in conjunction with the audited financial statements and notes thereto appearing in the Company's annual report on Form 10-K for the year ended October 31, 1998 and the unaudited financial statements and notes thereto appearing in the Company's Form 10-Q for the three month period ended January 31, 1999. The unaudited pro forma condensed combining balance sheet of the Company as of January 31, 1999 reflects the financial position of the Company after giving effect to the acquisition of the Bingo Technologies and assumes the acquisition took place on January 31, 1999. The unaudited pro forma condensed combining statements of operations for the fiscal year ended October 31, 1998 and the three months ended January 31, 1999 assume that the acquisition occurred on November 1, 1997.

                  The unaudited pro forma condensed combining financial statements have been prepared by the Company based upon available information and certain assumptions that management believes are reasonable in the circumstances. The unaudited pro forma information presented herein is shown for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the Company, or the financial position or results of operations of the Company that would have actually occurred had the acquisition been in effect as of the date or for the periods presented. The Company's financial statements will reflect the acquisition only from February 8, 1999.

          (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                                                                                        Page
                                                                                        ----
                     Report of Independent Public Accounts                              F-1

                     Consolidated Balance Sheets as of December 31, 1998 and 1997       F-2

                     Consolidated Statements of Income for the Years Ended
                     December 31, 1998 and 1997                                         F-3

                     Consolidated Statements of Shareholders' Equity for the
                     Years Ended December 31, 1998 and 1997                             F-4

                     Consolidated Statement of Cash Flows for the Years Ended
                     December 31, 1998 and 1997                                         F-5

                     Notes to Consolidated Financial Statements                         F-6-15

          (b)     PRO FORMA FINANCIAL INFORMATION.

                     Unaudited Pro Forma Condensed Combining Statement of
                     Income for the Year Ended October 31, 1998                         F-16

                     Unaudited Pro Forma Condensed Combining Statement of
                     Operations for the Three Months Ended January 31, 1999             F-17

                     Unaudited Pro Forma Condensed Balance Sheets as of
                     January 31, 1999                                                   F-18

                     Notes to Unaudited Pro Forma Condensed Combining
                     Financial Statements                                               F-19-20

         (c)      EXHIBITS.

    Exhibit No.                      Description                                   Method of Filing
    ----------                       -----------                                   ----------------
        2            Stock Purchase Agreement, dated February 8, 1999,                     *
                     between GameTech, International Bingo
                     Technologies Corporation and the Stockholders and
                     Indemnitors named herein

       99.1          Registrant's Press Release dated February 8, 1999                     *

       99.2          Registrant's Press Release dated February 10, 1999                    *

* Previously filed in GameTech's February 23, 1999 8K.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  GAMETECH INTERNATIONAL, INC.

Date:  April 23, 1999                             By:
                                                      ------------------------
                                                      John J. Paulson
                                                      Chief Financial Officer

                        Report of Independent Auditors

The Board of Directors and Shareholders
Bingo Technologies Corporation

We have audited the accompanying consolidated balance sheet of Bingo Technologies Corporation (successor to Bingo Card Minder Corporation) as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, respectively. These financial statements are the responsibility of the management of Bingo Technologies Corporation. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bingo Technologies Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                Ernst & Young LLP

Reno, Nevada
March 12, 1999

                                          Bingo Technologies Corporation

                                            Consolidated Balance Sheet

                                            December 31, 1998 and 1997

                                                                             1998              1997
                                                                       ------------------------------------
 ASSETS
Current assets:

Cash and cash equivalents                                                  $    123,467     $    129,053
Accounts receivable, net of allowance for doubtful accounts of
      $90,000 ($86,000 in 1997)                                               1,254,808          883,868
   Inventories                                                                  120,631          126,949
   Prepaid and other current assets                                              36,401           32,678
   Deferred income taxes                                                        162,143           96,500
                                                                       ------------------------------------
Total current assets                                                          1,697,450        1,269,048

Bingo units, furniture and equipment, at cost, less accumulated
   depreciation and amortization                                              6,594,113        3,362,983
Excess of purchase price over the net book value of assets
   acquired, net of accumulated amortization of $326,000
   ($163,000 in 1997) (NOTE 5)                                                  162,500          325,000
Investment in assets of Advanced Gaming Technology, net of
   accumulated amortization of $314,000 ($0 in 1997) (NOTE 4)                 1,399,000          400,000

                                                                       ------------------------------------
Total assets                                                               $  9,853,063     $  5,357,031
                                                                       ------------------------------------
                                                                       ------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable to shareholder                                               $  3,480,014     $          -
Lines of credit                                                               1,100,000          100,000
Accounts payable and accrued liabilities                                      1,750,521          788,258
Income taxes payable                                                            604,782          385,751
Current obligations under capital leases                                        118,058          109,869
                                                                       ------------------------------------
Total current liabilities                                                     7,053,375        1,383,878

Notes payable to shareholders                                                         -        2,215,000

Deferred income taxes                                                           200,649          135,442

Obligations under capital leases                                                209,668          222,132

Commitments and contingency (NOTES 9 AND 10)

Shareholders' equity:
Common stock, $.00001 par value:
     Authorized shares - 10,000,000
     Issued and outstanding shares - 10,000                                           -                -
Additional paid-in capital                                                    2,084,313        2,084,313
Retained earnings (accumulated deficit)                                         305,058         (683,734)
                                                                       ------------------------------------
Total shareholders' equity                                                    2,389,371        1,400,579
                                                                       ------------------------------------
                                                                       ------------------------------------
Total liabilities and shareholders' equity                                 $  9,853,063     $  5,357,031
                                                                       ------------------------------------
                                                                       ------------------------------------

SEE ACCOMPANYING NOTES.

                         Bingo Technologies Corporation

                        Consolidated Statement of Income

                     Years ended December 31, 1998 and 1997

                                                                           1998               1997
                                                                   ----------------------------------------
Net revenues                                                          $    17,925,036     $   9,787,722

Cost of revenues, including depreciation                                    6,115,402         2,863,807
                                                                   ----------------------------------------

Gross margin                                                               11,809,634         6,923,915

Operating expenses:
   Selling and distribution                                                 2,665,860         1,398,353
   Research and development                                                   849,287           594,596
   Legal and compliance                                                       690,881           498,517
   General and administrative                                               4,879,311         2,977,480
Amortization of intangible assets (NOTES 4 AND 5)                             476,931           163,000
                                                                   ----------------------------------------
                                                                            9,562,270         5,631,946
                                                                   ----------------------------------------

Income from operations                                                      2,247,364         1,291,969

Other income (NOTE 3)                                                               -           378,000
Interest expense                                                             (602,011)         (252,275)
                                                                   ----------------------------------------

Income before provision for income taxes                                    1,645,353         1,417,694

Provision for income taxes                                                    656,561           553,025
                                                                   ----------------------------------------
Net income                                                            $       988,792     $     864,669
                                                                   ----------------------------------------
                                                                   ----------------------------------------

SEE ACCOMPANYING NOTES.

                         Bingo Technologies Corporation

                 Consolidated Statement of Shareholders' Equity

                     Years ended December 31, 1998 and 1997

                                           Common Stock                          Retained
                                     -------------------------- Additional       Earnings
                                                                  Paid-In      (Accumulated
                                        Shares       Amount       Capital        Deficit)         Total
                                     ------------------------------------------------------------------------
Balance at December  31, 1996               100       $   -      $ 1,959,313    $  (1,548,403)  $   410,910

   Shares issued in connection with
     formation of the Company as
     successor to Bingo Card Minder
     (NOTE 1)                             6,763           -               -                 -             -

   Shares issued in connection with
     acquisition of Opportunity
     Software (NOTE 5)                    3,137           -         125,000                 -       125,000

   Net income                                 -           -               -           864,669       864,669

                                     ------------------------------------------------------------------------
Balance at December 31, 1997             10,000           -       2,084,313          (683,734)    1,400,579

   NET INCOME                                 -           -               -           988,792       988,792

                                     ------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998             10,000       $   -     $ 2,084,313      $    305,058  $  2,389,371
                                     ------------------------------------------------------------------------
                                     ------------------------------------------------------------------------


SEE ACCOMPANYING NOTES.

                         Bingo Technologies Corporation

                      Consolidated Statement of Cash Flows

                Increase (Decrease) in Cash and Cash Equivalents

                     Years ended December 31, 1998 and 1997

                                                                             1998             1997
                                                                       ------------------------------------
OPERATING ACTIVITIES
Net income                                                                $     988,792    $    864,669
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization of bingo units, furniture and
       equipment                                                              1,207,433         801,467
     Amortization of intangible assets                                          476,931         163,000
     Deferred income taxes                                                         (436)         76,232
     Changes in operating assets and liabilities (net of effects from acquisition of Opportunity Software in 1997):
         Accounts receivable                                                   (370,940)       (553,521)
         Inventories (including $186,569 purchased through investment
           in assets of Advanced Gaming Technology in 1998)                     192,887        (103,287)
         Prepaid and other current assets                                        (3,723)          1,148
         Accounts payable and accrued liabilities                               962,263         192,583
         Income taxes payable                                                   219,031         148,427
                                                                       ------------------------------------
Net cash provided by operating activities                                     3,672,238       1,590,718

INVESTING ACTIVITIES
Investment in assets of Advanced Gaming Technology                           (1,500,000)       (400,000)
Purchases of bingo units, furniture and equipment                            (4,303,623)     (1,540,450)
Acquisition of Opportunity Software                                                   -          66,000
                                                                       ------------------------------------
Net cash used in investing activities                                        (5,803,623)     (1,874,450)

FINANCING ACTIVITIES
Net borrowings (payments) on lines of credit                                  1,000,000        (600,000)
Payments on capital lease obligations                                          (139,215)       (145,900)
Net proceeds from borrowings from shareholders                                1,265,014       1,044,000
                                                                       ------------------------------------
Net cash provided by financing activities                                     2,125,799         298,100
                                                                       ------------------------------------

Net increase (decrease) in cash and cash equivalents                             (5,586)         14,368
Cash and cash equivalents at beginning of year                                  129,053         114,685
                                                                       ------------------------------------
Cash and cash equivalents at end of year                                  $     123,467    $    129,053
                                                                       ------------------------------------
                                                                       ------------------------------------

SEE ACCOMPANYING NOTES.

                         Bingo Technologies Corporation

                   Notes to Consolidated Financial Statements

                     Years ended December 31, 1998 and 1997

1.  SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

Bingo Technologies Corporation (the "Company") was incorporated in January 1997 as a successor to Bingo Card Minder ("BCM"), and in connection with a business combination between BCM and Opportunity Software ("Opportunity") (Note 5). The consolidated financial statements include the accounts of the Company and BCM, its predecessor and wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. The Company manufactures electronic bingo units and designs and develops bingo accounting software and leases these products primarily under arrangements of one year or less.

On October 5, 1998, the Company amended their articles of incorporation whereby authorized shares were increased from 100,000 to 10,000,000, and the par value was decreased from $.001 to $.00001 per share. The effect of this change has been reflected for all periods presented.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles which require the Company's management to make estimates and assumptions that affect the amounts reported thereon. Actual results could vary from such estimates.

REVENUE RECOGNITION

Revenues are based on either a fixed rate per bingo unit installed, a fixed rate per bingo unit played, or a percentage of gaming revenues earned per bingo unit at customer locations. The Company's revenue arrangements, which are based on negotiations with the customer, consist of written and unwritten agreements.

                          Bingo Technologies Corporation

1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG-LIVED ASSETS

The Company has adopted the provisions of the Financial Accounting Standards Board Statement of Financial Accounting No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires impairment losses to be recognized for long-lived assets and identifiable intangibles used in operations when indicators of impairment are present and the estimated undiscounted cash flows are not sufficient to recover the asset's carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

SIGNIFICANT CUSTOMER AND CONCENTRATIONS OF CREDIT RISK

One customer (a distributor) accounted for 12% of the Company's net revenues during the year ended December 31, 1997, while no one customer accounted for ten percent of the Company's net revenues during the year ended December 31, 1998. Additionally, substantially all of the Company's trade accounts receivable at December 31, 1998 and 1997 are due from Native American reservation gaming halls, Nevada casinos and charity bingo operations located throughout the United States. Non-performance by these parties would result in losses up to the recorded amount of the related receivable. The Company performs ongoing credit evaluations of its customers' financial condition, and generally requires no collateral from its customers. Management believes that they have adequately provided for uncollectible receivables in the Company's allowance for doubtful accounts.

INVENTORIES

Inventories are stated at the lower of cost or market with cost being determined principally by the first-in, first-out method. These costs relate to parts and supplies for bingo units.

DEPRECIATION AND AMORTIZATION

Depreciation of furniture and equipment is computed using the straight-line method over estimated useful lives ranging from five to seven years (Note 2). Amortization of property under capital leases is determined using the straight-line method over the estimated useful life of the related asset or the lease term, whichever is shorter.

                         Bingo Technologies Corporation

INCOME TAXES

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the temporary differences are expected to reverse, and deferred tax assets and liabilities are separated into current and non-current amounts based on the classification of the related assets and liabilities for financial reporting purposes.

CONSOLIDATED STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash equivalents include money market funds with initial maturities of three months or less. The Company maintains the majority of its cash and cash equivalents in one financial institution. The Company paid interest of approximately $602,000 and $171,000 and income taxes of approximately $415,000 and $339,000 during the years ended December 31, 1998 and 1997, respectively. The Company entered into capital lease obligations for new furniture and equipment amounting to approximately $135,000 and $136,000 during the years ended December 31, 1998 and 1997, respectively.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs of approximately $849,000 and $595,000 during the years ended December 31, 1998 and 1997, respectively, are charged to operations as incurred.

ADVERTISING COSTS

The Company expenses the costs of all advertising campaigns and promotions as they are incurred. Total advertising expense for the years ended December 31, 1998 and 1997 amounted to approximately $210,000 and $182,000, respectively, and is included in selling and distribution expenses on the accompanying consolidated statement of income.

RECLASSIFICATIONS

Certain amounts in the 1997 consolidated financial statements have been reclassified to conform with the 1998 presentation.

                         Bingo Technologies Corporation

2.  BINGO UNITS, FURNITURE AND EQUIPMENT

Bingo units, furniture and equipment consists of the following at December 31, 1998 and 1997:

                                                            1998             1997
                                                      ------------------------------------
Installed bingo units                                     $  5,608,022     $   2,916,518
Installed all-trak units                                        912,563          521,019
Installed MAXPlus units                                         798,719                -
Bingo units on-hand and in-progress                             676,519          416,193
Tooling and mold costs                                          169,431          169,431
Office furniture and equipment                                1,177,234          880,764
                                                      ------------------------------------
                                                              9,342,488        4,903,925

Less accumulated depreciation and amortization                2,748,375        1,540,942
                                                      ------------------------------------
                                                          $  6,594,113     $   3,362,983
                                                      ------------------------------------
                                                      ------------------------------------

"Bingo units on-hand and in-progress" are transferred to "Installed bingo units", "Installed all-trak units" and "Installed MAXPlus units" when installed at a customer location, at which time a provision for depreciation is applied towards these units over a five year period.

At December 31, 1998 and 1997, the Company had amounts recorded of $64,980 (net of accumulated amortization of $104,451) and $98,856 (net of accumulated amortization of $70,575), respectively, related to tooling and molding expenditures for the "TED", the Company's latest model of bingo units introduced into the market in 1995. These costs are being amortized over a five year period.

Office furniture and equipment includes assets under capital leases amounting to $372,000 (net of accumulated amortization of $140,000) and $267,000 (net of accumulated amortization of $72,000) at December 31, 1998 and 1997, respectively.

3.  SETTLEMENT AGREEMENT

In 1997, the Company entered into a settlement agreement with a defendant in a patent infringement lawsuit. Under the settlement agreement, the Company received $378,000, which amount is included in other income on the accompanying consolidated statement of income during the year ended December 31, 1997.

                         Bingo Technologies Corporation

4.  INVESTMENT IN ASSETS OF ADVANCED GAMING TECHNOLOGY

In February 1998, the Company entered into two agreements with Advanced Gaming Technology, Inc. ("AGTI"). Under the first agreement (the "Asset Agreement"), the Company purchased AGTI's U.S. MAXPlus and TurboMax customer accounts and certain related inventory and equipment. In addition, the Company assumed certain leases relating to facilities and equipment. At December 31, 1997, the Company had expended $400,000 towards the Asset Agreement, which amount has been classified as investment in assets of AGTI on the accompanying consolidated balance sheet.

Under the second agreement (the "Licensing Agreement"), the Company obtained the rights to serve as a sales, manufacturing, distribution, and marketing agent for a period of five years for AGTI's MAXPlus and TurboMax products throughout the U.S. ("Products"), for consideration to be paid by the Company of $1,500,000. The Company paid this entire amount during 1998, and recorded the $1,500,000 with the investment in assets of AGTI. This amount will be amortized over five years on a straight-line basis. During the year ended December 31, 1998, the Company recorded amortization expense of approximately $314,000, which amount is included in amortization of intangible assets on the accompanying consolidated statement of income.

In addition, the Company is required to pay AGTI a monthly royalty equal to 15% of the gross revenues from the sales of the Products, with a minimum guaranteed royalty fee for calendar year 1998 of $350,000, subject to certain adjustments, as defined. Per the Asset and Licensing Agreements, the Company is allowed to set-off its royalty fee against any shortfall in assets obtained under the Asset Agreement. Additionally, royalties are to be reduced if customers stop making payments to the Company, upon certain conditions. The amounts are currently in dispute between the parties, but Company management believes they have adequately provided for amounts due at December 31, 1998. Future years' annual royalty fees are to be determined on a year to year basis, with the minimum royalty in subsequent years not to be lower than the amount negotiated in the preceding year.

                         Bingo Technologies Corporation

5.  INVESTMENT IN OPPORTUNITY SOFTWARE

In January 1997, the Company entered into a series of agreements to effect a business combination between the Company and Opportunity, a sole proprietorship. All assets and liabilities of Opportunity were transferred to the Company in exchange for 3,137 shares of the Company's common stock and a $500,000 cash payment made by BCM in October 1996. This combination was accounted for as a purchase under generally accepted accounting principles in the Company's 1997 consolidated financial statements, whereby the results of operations of Opportunity have been combined with the operating results of the Company.

In consideration for the guarantee of the Second Line by the Company's Principal Shareholder (Note 6), the owner of Opportunity agreed to pledge the 3,137 shares of Company common stock to the Principal Shareholder.

The excess of the purchase price over the net book value of the assets of Opportunity ($488,000) is being amortized over a three-year period, and during both 1998 and 1997 the Company recorded amortization expense in the amount of $163,000, which is included in amortization of intangible assets on the accompanying consolidated statement of income.

6.  LINES OF CREDIT

The Company has a revolving line of credit agreement (the "First Line") with a bank which permits borrowings up to $100,000. Interest is calculated on the First Line at the bank's reference rate plus 2% (aggregating 9.75% at December 31, 1998). The Company is required to pay monthly the greater of (a) 2% of the outstanding principal balance plus accrued interest, or (b) $100. All principal and interest is due and payable in April 1999. The Company had outstanding borrowings of $100,000 under this First Line at December 31, 1998.

In December 1997, the Company entered into a second revolving line of credit agreement (the "Second Line") with another bank which permits borrowings up to $1,000,000. Interest on the Second Line is calculated at the prime rate plus .5% (aggregating 8.25% at December 31, 1998) with stipulated minimum and maximum rates of 8.5% and 11%. The Company is required to pay monthly accrued interest beginning January 15, 1998. All principal and accrued interest is due and payable on demand or on January 15, 1999. The Second Line is secured by real property owned by BCM's former president, and general partner of the limited partnership that owns the Company's shares (the "Principal Shareholder"). The Company had outstanding borrowings of $1,000,000 under this Second Line at December 31, 1998.

                         Bingo Technologies Corporation

6.  LINES OF CREDIT (CONTINUED)

These Lines impose certain limitations on the use of proceeds. The First Line also imposes certain limitations of the incurrence of additional debt. Borrowings under both of these Lines are guaranteed by the Principal Shareholder of the Company.

7.  NOTES PAYABLE TO SHAREHOLDERS

At December 31, 1998, the Company has eight secured promissory notes payable on demand to the Principal Shareholder in the aggregate amount of $3,480,014, which bear interest at 15%. One of these demand notes has a specified maturity date of November 1, 1998.

At December 31, 1997, the Company had two promissory notes payable on demand to the Principal Shareholder in the amounts of $665,000 and $500,000, which carried interest at 10% and 15%, respectively. The Company also had a 15% promissory note payable to the Principal Shareholder due in November 1998, with outstanding borrowings of $1,000,000 at December 31, 1997. The Principal Shareholder did not intend to make a demand for repayment in 1998, and accordingly, the notes were classified as a long-term liability for financial statement purposes.

The Company had a promissory note payable to the chief operating officer of the Company which was due on demand and carried interest at 15%, with outstanding borrowings of $0 and $50,000 at December 31, 1998 and 1997, respectively.

8. INCOME TAXES

The income tax provision consists of the following for the years ended December 31, 1998 and 1997:

                                      1998                1997
                               ---------------------------------------
Current (primarily federal)        $   656,997         $   476,793
Deferred                                  (436)             76,232
                               ---------------------------------------
                                   $   656,561         $   553,025
                               ---------------------------------------
                               ---------------------------------------

Deferred income taxes are provided for the effects of differences in the timing of income and expenses for financial reporting and income tax purposes. The primary sources of these differences are depreciation and amortization and bad debt reserves.

                         Bingo Technologies Corporation

8.   INCOME TAXES (CONTINUED)

The income tax provision for the years ended December 31, 1998 and 1997 differs from that computed by using the statutory federal rate due to the effect of state income taxes as well as certain expenses which are not deductible for income tax purposes, offset by utilization of tax credits.

9.  COMMITMENTS

LEASING ARRANGEMENTS

CAPITAL LEASES

The Company leases a vehicle and furniture and equipment under leases classified as capital leases. Future minimum lease payments under these leases, together with the present value of the minimum lease payments as of December 31, 1998, are as follows:

   1999                                                     $   149,204
   2000                                                         108,967
   2001                                                          93,056
   2002                                                          40,897
                                                         -------------------
   Minimum lease payments                                       392,124
   Less amount representing interest                             64,398
                                                         -------------------
   Present value of minimum lease payments                      327,726
   Less amount due within one year                              118,058
                                                         -------------------
   Amount due after one year                                $   209,668
                                                         -------------------
                                                         -------------------

OPERATING LEASES

The Company leases its facilities under noncancelable operating leases with terms in excess of one year. Certain of these leases contain annual escalation clauses based on the consumer price index, as defined. Additionally, certain of these lease obligations are guaranteed by the Principal Shareholder. The aggregate future minimum annual rental payments under these operating leases as of December 31, 1998, are as follows:

   1999                                                     $     461,000
   2000                                                           502,000
   2001                                                           450,000
   2002                                                           123,000
                                                         -------------------
                                                            $   1,536,000
                                                         -------------------
                                                         -------------------

                         Bingo Technologies Corporation

9.  COMMITMENTS (CONTINUED)

Total rental expense charged to operations aggregated approximately $352,000 and $162,000 during the years ended December 31, 1998 and 1997, respectively. Included in the provision are amounts paid to the Principal Shareholder of the Company for various property leases which amounted to approximately $137,000 and $120,000 during the years ended December 31, 1998 and 1997, respectively.

STOCK INCENTIVE PLAN

In February 1998, the Company adopted a stock incentive plan which provided for selected employees to receive either incentive stock options, non-qualified stock options (collectively, the "Options"), or stock appreciation rights (the "SARs"), covering up to an aggregate of 1,000 shares of Company common stock. Options and SARs granted vested 20% immediately on the date of grant, and 20% each year thereafter for a period of four years, and had a term of ten years. The Company was to pay cash to grantees upon exercise of the SARs equal to the net increase in fair market value, as defined, of the related shares between the grant date and the exercise date. Fair market value was defined as equaling the latest audited book value if the Company's stock is not publicly traded, the initial offering price if the Company consummates an initial public offering, or the closing market price if the Company's stock is publicly traded. In the event of an initial public offering by the Company, any outstanding SARs were to automatically convert to non-qualified stock options. No SARs were granted as of December 31, 1998.

10.  CONTINGENCY

IMPACT OF YEAR 2000 (UNAUDITED)

The Company is in the process of assessing the impact of the year 2000 on its computer software and hardware systems used in the Company's operating and accounting functions. Based on the Company's assessment, it will correct or replace any non-compliant year 2000 software or hardware. The Company will utilize both internal and external resources to reprogram, or replace, test, and implement the software and operating equipment for year 2000 modifications. The total cost of the year 2000 project cannot be reasonably estimated at this time, however the Company does not expect the total costs to be material to its business, financial condition and operating results. To date, the Company has not incurred any material costs directly associated with the year 2000 project, except for compensation expenses associated with salaried employees.

                         Bingo Technologies Corporation

The Company intends to complete its year 2000 assessments and remediation program by the fourth calendar quarter of 1999. However, if the Company or its vendors are unable to resolve the year 2000 issue in a timely manner, or the Company's assessment of the extent of year 2000 issues surrounding its information systems, operating assets, or significant vendors or service providers were to be incorrect, the year 2000 issue could have a material impact on the operations of the Company. The Company does not presently have a contingency plan in the event its year 2000 compliance program is unsuccessful or not completed on a timely basis. As of the date of this report the Company has not yet completed its assessment.

11.  SUBSEQUENT EVENT

In February 1999, the Company's shareholders completed a sale of their common stock in the Company to GameTech International, Inc.

         GAMETECH INTERNATIONAL, INC. AND BINGO TECHNOLOGIES CORPORATION
           UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                       FOR THE YEAR ENDED OCTOBER 31, 1998

                                                       GameTech              Bingo
                                                    International,        Technologies
                                                         Inc.              Corporation       Adjustments       Combined
                                                   ----------------     ---------------      -----------       --------
                                                   11/1/97-10/31/98     1/1/98-12/31/98
                                                   ----------------     ---------------
                                                 (In thousands, except per share amounts)
Revenues                                                $ 16,177            $ 17,925                          $  34,102
Operating expenses:
    Cost of revenues                                       5,327               4,457                              9,784
    General and administrative                             3,646               4,131              523 (3,4,5)     8,300
    Sales and marketing                                    2,564               6,241                              8,805
    Research and development                                 638                 849                              1,487
                                                        --------            --------                          ---------
                                                          12,175              15,678              523            28,376
                                                        --------            --------           ----------     ---------
Income from operations                                     4,002               2,247             (523)            5,726
Interest income (expense) net                              1,368                (602)                               766
Equity in net loss of affiliate                           (2,000)                 -                              (2,000)
                                                        --------            --------                          ---------
Income before provision for income taxes                   3,370               1,645             (523)            4,492
Provision for income taxes                                 1,300                 657              402 (6)         2,359
                                                        --------            --------                          ---------
Net income                                              $  2,070                 988             (925)        $   2,133
                                                        --------            --------           ----------     ---------
                                                        --------            --------           ----------     ---------
Basic net income per share                              $   0.22                                              $    0.19
                                                        --------                                              ---------
                                                        --------                                              ---------
Diluted net income per share                            $   0.20                                              $    0.17
                                                        --------                                              ---------
                                                        --------                                              ---------
Shares used in the calculation of
 net income per share:

    Basic                                                  9,361                                                 11,228
                                                        --------                                              ---------
                                                        --------                                              ---------
    Diluted                                               10,577                                                 12,444
                                                        --------                                              ---------
                                                        --------                                              ---------

       See notes to unaudited condensed pro forma financial statements.

        GAMETECH INTERNATIONAL, INC. AND BINGO TECHNOLOGIES CORPORATION
           UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED JANUARY 31, 1999

                                                        GameTech              Bingo
                                                     International,        Technologies
                                                          Inc.             Corporation         Adjustments         Combined
                                                    ----------------     ----------------       -----------         --------
                                                    10/31/98-1/31/99     10/1/98-12/31/98
                                                    ----------------     ----------------
                                                  (In thousands, except per share amounts)
Revenues                                               $     4,534          $    5,646                            $ 10,180
Operating expenses:
    Cost of revenues                                         1,656               1,501                               3,157
    General and administrative                                 874               1,023               261 (3,4,5)     2,158
    Sales and marketing                                        838               2,215                               3,053
    Research and development                                   211                 226                                 437
                                                        ----------           ---------                             -------
                                                             3,579               4,965               261             8,805
                                                        ----------           ---------          --------           -------
Income from operations                                         955                 681              (261)            1,375
Interest income (expense) net                                  308                (151)                                157
                                                        ----------           ---------                             -------
Income before provision for income taxes                     1,263                 530              (261)            1,532
Provision for income taxes                                     493                 227                48               768
                                                        ----------           ---------                             -------
Net income                                              $      770           $     303          $   (309)          $   764
                                                        ----------           ---------          --------           -------
                                                        ----------           ---------          --------           -------
Basic net income per share                              $     0.08                                                 $  0.07
                                                        ----------                                                 -------
                                                        ----------                                                 -------
Diluted net income per share                            $     0.08                                                 $  0.06
                                                        ----------                                                 -------
                                                        ----------                                                 -------
Shares used in the calculation of
   net income per share:
Basic                                                        9,372                                                  11,239
                                                        ----------                                                 -------
                                                        ----------                                                 -------
Diluted                                                     10,136                                                  12,003
                                                        ----------                                                 -------
                                                        ----------                                                 -------

        See notes to unaudited condensed pro forma financial statements.

        GAMETECH INTERNATIONAL, INC. AND BINGO TECHNOLOGIES CORPORATION
              UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                JANUARY 31, 1999

                                                       GameTech         Bingo
                                                    International,   Technologies
                                                         Inc.         Corporation      Adjustments       Combined
                                                    -------------    ------------      -----------       -------
                                                       1/31/99         12/31/98
                                                       -------         --------
                                                       (In thousands, except per share amounts)
ASSETS:
Current assets:

      Cash and equivalents                               $  12,890     $    123      $ (10,018)(1,2)     $  2,995
      Short-term investments                                13,014            -         (4,580)(6)          8,434
      Accounts receivable, net                               1,705        1,255                             2,960
      Other current assets                                   1,140          319                             1,459
                                                            ------     --------                          --------
Total current assets                                        28,749        1,697        (14,598)            15,848
Bingo units, furniture and equipment, net                   13,048        6,594                            19,642
Intangibles and other assets, net                            1,807        1,562         18,321 (3)         21,690
                                                            ------     --------
Total assets                                             $  43,604     $  9,853      $   3,723           $ 57,180
                                                            ------     --------      ---------           --------
                                                            ------     --------      ---------           --------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:

      Short-term debt and current maturities             $     338     $  4,698      $  (3,655)(1,6)     $  1,381
      Accounts payable and accrued liabilities                 873        1,750                             2,623
      Income taxes payable                                     319          605                               924
                                                         ---------     --------                          --------
Total current liabilities                                    1,530        7,053         (3,655)             4,928
Long-term obligations                                          430          210          3,699 (1)          4,339
Deferred income taxes                                          567          201                               768
Stockholders' equity:

      Common stock                                              10            -              2 (1)             12
      Capital in excess of par value                        37,117        2,084          3,982 (1)         43,183
      Retained earnings                                      6,775          305           (305)             6,775
      Less: treasury stock                                  (2,825)           -                            (2,825)
                                                         ---------     --------                          --------
Total stockholders' equity                                  41,077        2,389          3,679             47,145
                                                         ---------     --------        -------           --------
Total liabilities and stockholders' equity               $  43,604     $  9,853      $   3,723           $ 57,180
                                                         ---------     --------      ---------           --------
                                                         ---------     --------      ---------           --------

  See notes to unaudited condensed pro forma financial statements.

                NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINING
                              FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements reflect the acquisition of Bingo Technologies Corporation as a wholly-owned subsidiary of GameTech International, Inc. and have been prepared under the purchase method of accounting. The pro forma condensed income statements have been presented assuming the acquisition was consummated effective November 1, 1997, the beginning of GameTech's prior fiscal year. The pro forma condensed balance sheet has been presented assuming the acquisition was consummated January 31, 1999. The adjustments to the historical financial statements are those that are directly attributable to the acquisition. These presentations are in accordance with SEC regulations. Bingo Technologies' fiscal year end was December 31, while the Company's is October 31. Accordingly, the actual financial statements for Bingo Technologies used in the pro forma financial statements were the income statements for the year and three months ended December 31, 1998 and the balance sheet as of December 31, 1998. Adjustments reflected in these pro forma financial statements include the following:

 1. The payment of $8,817,994 cash, the issuance of 1,866,938 share of GameTech International, Inc. Common Stock and the issuance of an aggregate of $4,624,333 in unsecured promissory notes payable for all outstanding Bingo Technologies Corporation Common Stock of which there were 10,000 shares issued and outstanding.

 2. Financial advisory fees, legal and accounting fees and other direct transaction costs are estimated to be $1.2 million. These amounts will be included in the total purchase price.

 3. The estimated total purchase price, including transaction costs, is $20.7 million assuming the value of GameTech's stock is $3.25 per share. A pro forma adjustment in the amount of $18.3 million is reflected as a purchase accounting adjustment to record goodwill representing the excess purchase price over the fair value of the assets acquired. The amount reflected as a pro forma adjustment on the Unaudited Pro Forma Combining Statements of Income as additional general and administrative costs relates to the amortization of goodwill.

 4. General and administrative expenses have been adjusted to eliminate legal fees incurred by GameTech and Bingo Technologies relative to patent infringement litigation against GameTech by Bingo Technologies. This case was dismissed upon the acquisition and accordingly those legal fees would not have been incurred had the acquisition been consummated effective November 1, 1997. The expense reduction was $644,000 for the year ended October 31, 1998 and $86,000 for the three months ended January 31, 1999.

 5. General and administratiave expenses have been adjusted to reflect a reduction in compensation expense that resulted from employment agreements signed in conjunction with the acquisition. The expense reduction was $360,000 for the year ended October 31, 1998 and $35,000 for the three months ended January 31, 1999.

 6. An adjustment of $4.6 million has been made to short-term investments and short-term debt to reflect retirement of the Bingo Technologies short-term debt.

 7. The pro forma reduction in interest income from the use of cash and short-term investments in the acquisition and retirement of short-term debt, net of the reduction in interest expense from the retirement of the short-term debt is not material and accordingly no adjustment has been made to the pro forma income statements.

 8. The provision for income taxes was increased by $400,000 for the year ended October 31, 1998 and $48,000 for the three months ended January 31, 1999. These amounts were calculated applying an effective tax rate of 40% to the net increase in taxable income resulting from adjustments 4 and 5 discussed above.

 9. The unaudited pro forma condensed financial statements have not been adjusted for any material nonrecurring charges which will result directly from the acquisition and which will be included in GameTech's financial statements for the year ending October 31, 1999. The amount of these charges have not been determined at this time.

10. Certain amounts in the Bingo Technologies financial statements presented in the pro forma financial statements have been reclassified to conform with the presentation of GameTech's financial statements.